Exhibit 10.20
Long-Term Incentive Plan

1.Purpose.
The purpose of this SharkNinja, Inc. Long-Term Incentive Plan (the “LTIP”), effective for periods beginning on and after January 1, 2023, is to recognize the meaningful and ongoing contributions of key service providers to the Company and to provide such key service providers with incentives to continue to use their best efforts to build and contribute to the long-term success of the Company. References herein to the Participant’s employment or service with the Company shall be deemed to refer to employment or service with the Company or any of its subsidiaries and affiliates and any successors thereto, as applicable.
2.Definitions.
As used herein, the following definitions shall apply:
(a)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by SharkNinja.
(b)“Award” means the cash payments (if any) payable to a Participant under the LTIP, as set forth in an Award Letter provided by the Company to such Participant.
(c)“Award Letter” means any award letter, offer letter or similar document provided by the Company to a Participant that confirms the Participant’s eligibility to receive cash payments under the LTIP, substantially in the form attached as Exhibit A hereto.
(d)“Board” means the board of directors of SharkNinja.
(e)“Committee” means the Compensation Committee of the Board.
(f)“Company” means SharkNinja and its Affiliates.
(g)“Corporate Transaction” will have the meaning set forth in the Company’s 2023 Equity Incentive Plan, as may be amended and/or restated from time to time.
(h)“Participant” means each employee or consultant of, or other individual service provider to, the Company who has been designated by the Committee for participation in the LTIP.
(i)“SharkNinja” means SharkNinja, Inc., an exempted company with limited liability incorporated in the Cayman Islands.
3.Participants.
Each Participant shall be eligible to receive an Award under the LTIP, as set forth in the applicable Award Letter for such Participant and Section 5 hereof.

4.Administration.
(a)The LTIP shall be administered exclusively by the Committee, which shall have the exclusive right, power and authority, in its sole and absolute discretion, to administer, amend and interpret the LTIP. The decision of the Committee on any disputes arising under the LTIP, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the LTIP.
(b)Without limiting the generality of the foregoing, the Committee shall have all powers necessary to carry out its responsibilities under the LTIP, including, without limitation, the sole and absolute discretionary authority to:
(i)designate Participants to receive Awards,
(ii)resolve and clarify any inconsistencies, ambiguities or omissions in the LTIP or any Award Letter;
(iii)take all actions and make all decisions regarding questions of eligibility, vesting and payments with respect to any Awards;
(iv)make, amend, interpret and enforce all appropriate rules and regulations for the administration of the LTIP;
(v)delegate, as it deems advisable, all or part of its powers, rights and authority under the LTIP; and
(vi)determine whether any performance targets set forth in Section 5 hereof have been achieved and to make any adjustments it deems necessary or appropriate to the performance metrics.
(c)The Committee may terminate, amend or modify the LTIP and any outstanding Award at any time in its sole and absolute discretion; provided that no such termination, amendment, or modification shall adversely affect any outstanding Award without the prior written consent of the Participant; provided further that the Committee may amend or modify the terms of any outstanding Award as determined to be necessary or advisable in its sole and absolute discretion for the purpose of conforming the Award to any applicable law, government regulation or listing requirement, and by accepting any Award, the Participant thereby agrees to any amendment or modification made pursuant to this Section 4 without further consideration or action.
(d)In the event of any Corporation Transaction, an equitable substitution or adjustment shall be made, in each case as may be determined by the Committee in its sole and absolute discretion, to any outstanding Award. Without limiting the generality of the foregoing, in connection with any Corporate Transaction, the Committee may provide in its sole and absolute discretion for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of such Award (in each case as determined by the Committee in its sole and absolute discretion).
5.Awards.
Unless a different vesting and payment date schedule is provided in an individual Award Letter, each Award will be paid as described below:
(a)LTIP Payments.

(i)Thirty percent (30%) of each Award, to the extent permitted under applicable law, will be conditioned upon the Participant being continuously actively employed and in good standing (as determined by SharkNinja) through the date of payment (the “Time-Based LTIP Payments”). The Time-Based LTIP Payments will not be subject to any performance-based conditions.
(ii)Seventy percent (70%) of each Award will be conditioned upon achievement of the performance targets as set forth below (the “Performance-Based LTIP Payments”). The Performance-Based LTIP Payments will be calculated based upon achievement of the following performance targets (each, a “Performance Target”):
•15% of each Performance-Based LTIP Payment will be calculated based upon achievement of Adj. Net Sales for a respective year
•70% of each Performance-Based LTIP Payment will be calculated based upon achievement of Adj. Net Profit for a respective year
•15% of each Performance-Based LTIP Payment will be calculated based upon achievement of Adj. Net Operating Cash Inflows for a respective year

The amount of each Performance-Based LTIP Payment that may be paid with respect to a Performance Target shall be determined as follows:

Level of Achievement	Percentage of Performance Target
<10% of year over year Net Sales, Net Profit or Operating Cash Inflow growth	0%
at least 10% but less than 12% of year over year Net Sales, Net Profit or Operating Cash Inflow growth	70%
12% (or above) of year over year Net Sales, Net Profit or Operating Cash Inflow growth	100%

*For achievement between 10% and 12%, straight-line interpolation will apply. If 10%<X<12%, the percentage would equal Y = 70% + 15 (X-10%).

To be eligible for any Performance-Based LTIP Payment, to the extent permitted under applicable law, the Participant must be continuously actively employed and in good standing (as determined by SharkNinja) through the date of payment of such Performance-Based LTIP Payment.
(b)Performance Metrics. For purposes of this Section 5, the following terms shall have the following meanings, in each case as determined by the Committee in its sole and absolute discretion for any fiscal year under the LTIP:
(i)“Adj. Net Sales” means net sales, as determined under U.S. generally accepted accounting principles (“GAAP”), adjusted to exclude certain items that are not considered indicative of the Company’s ongoing operating performance following the separation, including net sales from the Company’s Japanese subsidiary, SharkNinja Co., Ltd., and the Company’s Asia-Pacific distribution channels, both of which will be transferred to JS Global Lifestyle Co. Ltd. (“JS Global”) concurrently with the separation (the “Divestitures”).

(ii)“Adj. Net Income” means net income, as determined under GAAP, excluding (i) share-based compensation, (ii) certain litigation costs, (iii) foreign currency gains and losses, (iv) amortization of certain deferred financing fees, (v) amortization of certain acquired intangible assets, (vi) certain separation and distribution costs or other similar transaction costs, including any offering costs, (vii) certain items that the Company does not consider indicative of the Company’s ongoing operating performance following the separation, including net income from the Company’s Divestitures and cost of sales from inventory markups that will be eliminated as a result of transitioning certain product procurement functions from a subsidiary of JS Global to the Company concurrently with the separation (i.e., product procurement adjustment), (viii) a one-time discretionary bonus and (ix) the tax impact of the adjusted items. Additionally, an adjustment for incremental interest expense of $13.8 million (or $10.7 million, net of tax) related to the debt refinancing closing in conjunction with the separation will be included for each of fiscal years 2023 and 2024.
(iii)“Adj. Operating Cash Inflows” means operating cash flow, as determined under GAAP, excluding certain separation and distribution costs, or other similar transaction costs, including any offering costs, net of the tax impact of such adjusted items. Additionally, an adjustment for incremental interest expense of $13.8 million (or $10.7 million, net of tax) related to the debt refinancing closing in conjunction with the separation will be included for each of fiscal years 2023 and 2024.
(c)Calculation, Vesting and Payment Schedule. Following the end of the applicable fiscal year under the LTIP, the Committee shall calculate the value of each outstanding Award granted under the LTIP with respect to such year. The portion of the Award that becomes vested and payable in accordance with the Award Letter and this Section 5 shall be paid to the Participant, less any applicable withholdings, by the end of May in the following fiscal year.
6.Tax Withholding.
The Company shall be entitled to take such action as the Committee deems necessary or appropriate in its sole and absolute discretion to satisfy all obligations for the payment of any applicable tax or withholding obligations with respect to any Award, including, without limitation, withholding from amounts to be paid to any Participant with respect to any Award any federal, state, local or foreign withholding or other taxes that the Company is required or permitted to withhold.
7.Release of Claims.
At the Committee’s election in its sole and absolute discretion, any payment made pursuant to any Award shall be subject to the Participant’s timely execution and non-revocation of a general release of claims in a form acceptable to the Committee in its sole and absolute discretion.
8.Clawback/Recovery Policy.
All Awards granted under the LTIP will be subject to clawback or recoupment under any clawback or recoupment policy adopted by the Board or the Committee or required by applicable law during the term of Participant’s employment or other service with the Company that is applicable to officers, employees, directors or other service providers of the Company. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Letter as the Committee determines necessary or appropriate. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan or agreement with the Company.
9.Miscellaneous.
(a)No Right of Employment or Service or Rights to Awards. Nothing in the LTIP nor the payment of any Award granted under the LTIP shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate a Participant’s employment or other relationship, at any time, where permitted by local employment law. Employment with the Company is on an at-will basis only. The value of a Participant’s Award will not be taken into account in determining any pension or similar entitlements of the Participant. If the Participant ceases to be employed by the Company for any reason (including as a result of a repudiatory breach of contract by the Participant’s employer, the Company or any Affiliate) the Participant shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of employment, breach of contract or otherwise to any sum or other benefit (unless provided for in the LTIP or Award Letter) to compensate the Participant for any rights or prospective rights under the LTIP. This exclusion applies equally (and without limitation) to any loss arising from the way in which discretion is (or is not) exercised under the LTIP even if the exercise (or non-exercise) of such discretion is, or appears to be, irrational or perverse or breaches, or is claimed to breach, any implied term of the LTIP or any other contract between the Participant and their employer.
(b)Plan Funding. The LTIP is unfunded. To the extent that any Participant or any other person acquires a right to receive payments or distribution under the LTIP, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in the LTIP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or any other person.
(c)Section 409A. The LTIP and any outstanding Awards are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, the LTIP and any Award Letter shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the LTIP and no payment shall be due to the Participant under the LTIP or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments described in the LTIP that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the LTIP, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under the LTIP shall be construed as a separate identified payment for purposes of Section 409A. The Committee shall have the sole and absolute discretion to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any deferred amounts, provided that such distributions meets the requirements of Treas. Reg.

Section 1.409A-3(j)(4). The Company makes no representation that any or all of the Awards will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such Awards. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
(d)Participation. No individual shall have the right to be selected to receive an Award under the LTIP, or, having been so selected, to be selected to receive a future Award.
(e)Successors. All obligations of the Company and any Affiliate under the LTIP, with respect to Awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
(f)Nontransferability of Awards. No Award granted under the LTIP may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
(g)Governing Law and Venue. The LTIP and all Award Letters or other documents evidencing Awards under the LTIP shall be construed in accordance with and governed by the laws of the State of Delaware, excluding its conflicts of laws provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship between any Participant and the Company pursuant to the LTIP, such Participant and member of the Company Group, as applicable, shall be subject to the jurisdiction of the federal or state courts located within the State of Massachusetts and such litigation shall be conducted only in such courts, and no other courts.
(h)Severability. In the event any provision of the LTIP will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the LTIP, and the LTIP will be construed and enforced as if the illegal or invalid provision had not been included.
(i)Prevailing Terms. To the extent there are any inconsistencies between the terms of the Award Letter and the LTIP, the terms of the LTIP shall control, except as otherwise provided herein.

Exhibit A
Award Letter
[__________]

[Name]
[Email Address]

Dear [Name],

Congratulations, we are excited to announce that you are eligible to participate in a long-term incentive plan (“LTIP”) providing for cash payments subject to continued active employment and SharkNinja’s performance in calendar years [•], as described below. Each annual LTIP payment (an “LTIP Payment”) may be paid to you subject to continued active employment and calculated based on certain performance targets, as described below. The LTIP is subject to the terms and conditions established under any applicable plans and/or policies of SharkNinja, as may be amended from time to time.

Thirty percent (30%) of each LTIP Payment, to the extent permitted under applicable law, will be conditioned upon you being continuously actively employed and in good standing (as determined by SharkNinja) through the date of such LTIP Payment (the “Time-Based LTIP Payments”). The Time-Based LTIP Payments will not be subject to any performance-based conditions.

Seventy percent (70%) of each LTIP Payment will be conditioned upon achievement of the Performance Targets as set forth below (the “Performance-Based LTIP Payments”).

The first LTIP Payment will be in an amount of up to $[•] and will be calculated, at SharkNinja’s discretion, based on continued active employment and SharkNinja’s performance in calendar year [•] as compared to calendar year [•] and may be paid on or about May 31, [•]. The second LTIP Payment will be in an amount of up to $[•] and will be calculated, at SharkNinja’s discretion, based on continued active employment and SharkNinja’s performance in calendar year [•] as compared to calendar year [•] and may be paid on or about May 31, [•]. The third and final LTIP Payment will be in an amount of up to $[•] and will be calculated, at SharkNinja’s discretion, based on continued active employment and SharkNinja’s performance in calendar year [•] as compared to calendar year [•] and may be paid on or about May 31, [•]. For the avoidance of doubt, and because the purpose of the LTIP Payments is to encourage and reward longevity, no portion of the LTIP Payments shall be earned until the date of payment.

The Performance-Based LTIP Payments will be calculated based upon achievement of the following SharkNinja performance targets (the “Performance Targets”):

15% of each Performance-Based LTIP Payment will be calculated based upon achievement of Net Sales (as reasonably adjusted) for a respective year
70% of each Performance-Based LTIP Payment will be calculated based upon achievement of Net Profit (as reasonably adjusted) for a respective year
15% of each Performance-Based LTIP Payment will be calculated based upon achievement of Net operating cash inflows (as reasonably adjusted), for a respective year

The amount of each Performance-Based LTIP Payment that may be paid with respect to a Performance Target shall be determined as follows:

Level of Achievement	Percentage of Performance Target
<10% of year over year Net Sales, Net Profit or Operating Cash Inflow growth	0%
at least 10% but less than 12% of year over year Net Sales, Net Profit or Operating Cash Inflow growth	70%
12% (or above) of year over year Net Sales, Net Profit or Operating Cash Inflow growth	100%

*For achievement between 10% and 12%, straight-line interpolation will apply. If 10%<X<12%, the percentage would equal Y = 70% + 15 (X-10%).

To be eligible for any Performance-Based LTIP Payment, to the extent permitted under applicable law, you must be continuously actively employed and in good standing (as determined by SharkNinja) through the date of payment of such LTIP Payment.

The LTIP Payments will be subject to taxes and withholding required or permitted by law.

Congratulations on your recognition, we wish you much continued success!

[Signature]
[Name]
[Title]